Exhibit 10.2

IRREVOCABLE VOTING PROXY

THIS IRREVOCABLE VOTING PROXY (the “Proxy”) as of February 13, 2007 is made by and among Isonics Corporation (“Isonics”) and Boris Rubizhevsky and Nancy Rubizhevsky (“Shareholders,” and with Isonics, the “Parties”).

RECITALS

WHEREAS, the Shareholders are Shareholders of Isonics;

WHEREAS, as additional consideration to Isonics for entering into a Settlement Agreement and Mutual Release by which Mr. Rubizhevsky resigned from certain positions with Isonics and accepted certain consideration for the remaining term of his employment with Isonics, the Shareholders desires to enter into this Agreement for the purpose of granting an irrevocable proxy to exercise certain voting rights of shares of stock of Isonics at the next Shareholders’ meeting to be held no later than December 31, 2007.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
SHARES SUBJECT TO AGREEMENT

1.1           Shares Subject to Agreement.  The shares subject to the irrevocable proxy provided in Section 2 are such shares of common stock of Isonics (the “Shares”) that are:

(a)          As of the date hereof, held in the names of the Shareholders in the amounts set forth opposite the Shareholders’ name and in the name of Shareholders’ affiliate on Schedule 1 attached hereto;

(b)         Any future issuance of voting shares of Capital Stock of Isonics to the Shareholders, provided however, that this Agreement is in effect at the time of such issuance.

1.2           Adjustment of Shares.  In the event that the number of outstanding shares of common stock is increased by a stock dividend, stock split, or similar recapitalization of Isonics, any additional shares issued to either Shareholders shall be deemed Shares within the meaning of this Agreement.

ARTICLE II
GRANT OF PROXY

2.1           Grant of Proxy.  Upon the execution of this Agreement and when presented to the Shareholders of Isonics for approval, the Shareholders hereby irrevocably grants to the president of Isonics his Proxy to cast his vote for:

(a)           The approval of the 2007 Restructuring Equity Plan; and

(b)           The approval of amendments to the 2005 Stock Option Plan.

2.2           Revocation of Prior Proxies.  The Shareholders hereby revoke and cancel any and all proxies in respect of the Shares existing prior to the date of this Agreement, and agree to grant no further proxies for the subject matter hereof.

2.3           Expiration.  This grant of a proxy expires unless exercised by the Proxy holder not later than December 31, 2007.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERSS

The Shareholders represents and warrants to Isonics the following:

3.1           Requisite Power and Authority.  The Shareholders has all the necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Shareholders’ part required for the lawful execution and delivery of this Agreement has been taken.  Upon execution and delivery, this Agreement will be valid and binding obligation of Shareholders, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

3.2           Ownership of Shares.  The Shareholders are the beneficial owners of the Shares specified in Schedule 1 hereto opposite his name and that he  does  not own directly or indirectly, any other shares of common stock of Isonics as of the date hereof.  There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of the Shares, other than as contemplated by this Agreement.

ARTICLE IV
TERMINATION OF AGREEMENT

4.1           Termination.  This Agreement shall terminate upon casting of all of the proxy votes as contemplated by Section 2.1 above or as set forth in Section 2.3 above.

ARTICLE V
MISCELLANEOUS

5.1           Governing Law/Venue. This Agreement shall be deemed to be made in, governed by, interpreted under and construed in all respects in accordance with the laws of the State of Colorado, irrespective of the place of domicile or residence of any Party, and without giving effect to any choice or conflict of laws provision or rule.  In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the Parties hereby agree and consent to the jurisdiction and venue of the District Court for Jefferson County, Colorado.

5.2           Remedies.  The Parties shall have all the remedies available to them for breach of this Agreement by law or in equity.  The Parties further agree that in addition to all other remedies available at law or in equity, the Parties will be entitled to specific performance of the obligations of each party to this Agreement and immediate injunctive relief.  The Parties also agree that if an action is brought in equity to enforce a party’s obligations, no Shareholders will assert as a defense that there is an adequate remedy at law.

5.3           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.  Without limitation of the foregoing, should the Shareholders sell any shares of common stock, the Shareholders will specifically advise the purchaser thereof that such shares are subject to this proxy unless such obligation is released by Isonics in writing.

5.4           Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

5.5           Amendment and Waiver.  This Agreement may not be amended or modified.

5.6           Notices.  Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Isonics, to:	Isonics Corporation
5906 McIntyre Street
Golden, CO 80403
	Attention:	President
	Telephone:	(303) 279-7900
	Facsimile:	(303-279-7300

If to Shareholders:	At such address on Isonics’s stockholder ledger

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of  the date so delivered, mailed or telegraphed.

5.7           Attorneys’ Fees.  In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement.

5.8           Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The execution of this Agreement may be transmitted by facsimile signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Irrevocable Proxy as of the date first above written.

ISONICS CORPORATION		SHAREHOLDERS

By:		Boris Rubizhevsky
Name	John Sakys, CFO

Nancy Rubizhevsky

SCHEDULE 1

CURRENT SHARE OWNERSHIP

SHAREHOLDERS	CERTIFICATE NO.	SHARES OF COMMON STOCK
Boris Rubizhevsky
(directly and as custodian)
200,000 covered by this Agreement

Nancy Rubizhevsky		*

*              To be adjusted by a 1:4 reverse stock split to be completed on February 13, 2007.